Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Corporate Communications 404-715-2554, media@delta.com Investor Relations 404-715-2170

Delta Reports January Operational and Financial Performance

ATLANTA, Feb.6, 2012 – Delta Air Lines (NYSE: DAL) today reported strong revenue and operations for January 2012.

For January 2012, consolidated passenger unit revenue (PRASM) increased 14.5 percent compared to the prior year period, as the company’s capacity discipline and revenue momentum contributed to a strong increase in yields.  All regions generated double-digit unit revenue gains, with the strongest performance in the domestic and transatlantic regions.  For the month, system load factor increased 2.3 points to 77.5 percent.

Delta employees delivered excellent operational performance for their customers.  The company’s preliminary DOT on-time arrival rate of 86.4% was 11.8 points higher year-over-year and its mainline completion factor increased 5.2 points to 99.4%.

The company’s financial and operational performance is detailed below.

Preliminary Financial and Operational Results – January 2012

Consolidated PRASM change year over year	14.5%
Consolidated average fuel price	$3.17
On-time performance (preliminary DOT A14)	86.4%
Mainline completion factor	99.4%

Note: Fuel price includes taxes, transportation, settled hedges, and hedge premiums, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. Delta was named by Fortune magazine as the most admired airline worldwide in its 2011 World's Most Admired Companies airline industry list, and was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 342 destinations in 61 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

Delta Air Lines
Monthly Traffic Results (a)

	January 2012	January 2011	Change

RPMs (000):
Domestic	8,143,393	8,165,780	(0.3%)
Delta Mainline	6,439,290	6,425,743	0.2%
Regional	1,704,103	1,740,037	(2.1%)
International	5,766,543	5,956,069	(3.2%)
Latin America	1,175,955	1,200,825	(2.1%)
Delta Mainline	1,162,293	1,184,834	(1.9%)
Regional	13,662	15,991	(14.6%)
Atlantic	2,612,367	2,727,300	(4.2%)
Pacific	1,978,221	2,027,944	(2.5%)
Total System	13,909,936	14,121,849	(1.5%)

ASMs (000):
Domestic	10,537,587	10,905,637	(3.4%)
Delta Mainline	8,128,156	8,414,210	(3.4%)
Regional	2,409,431	2,491,427	(3.3%)
International	7,415,547	7,861,185	(5.7%)
Latin America	1,458,863	1,530,087	(4.7%)
Delta Mainline	1,436,874	1,504,787	(4.5%)
Regional	21,989	25,300	(13.1%)
Atlantic	3,523,013	3,900,689	(9.7%)
Pacific	2,433,671	2,430,409	0.1%
Total System	17,953,134	18,766,822	(4.3%)

Load Factor:
Domestic	77.3%	74.9%	2.4	pts
Delta Mainline	79.2%	76.4%	2.8	pts
Regional	70.7%	69.8%	0.9	pts
International	77.8%	75.8%	2.0	pts
Latin America	80.6%	78.5%	2.1	pts
Delta Mainline	80.9%	78.7%	2.2	pts
Regional	62.1%	63.2%	(1.1)	pts
Atlantic	74.2%	69.9%	4.3	pts
Pacific	81.3%	83.4%	(2.1)	pts
Total System	77.5%	75.2%	2.3	pts

Passengers Boarded	11,642,608	11,573,053	0.6%

Mainline Completion Factor	99.4%	94.2%	5.2	pts

Cargo Ton Miles (000):	174,193	182,828	(4.7%)

Endnote:
a Results include flights operated under contract carrier arrangements.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
January 2012

Delta sometimes uses information that is derived from its Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

•       Delta adjusts for mark to market (“MTM”) adjustments for fuel hedges recorded in periods other than the settlement period in order to evaluate the company’s financial results in the period shown.

January 2012 (preliminary)
Average price per fuel gallon including fuel expense incurred under contract carrier arrangements	$2.79
MTM adjustments for fuel hedges recorded in periods other than the settlement period	0.38
Average price per fuel gallon adjusted for MTM adjustments for fuel hedges recorded in periods other than the settlement period	$3.17